Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (333-272998 and 333-219722) of Balchem Corporation of our report dated June 24, 2025, relating to the financial statements and supplemental schedule of Balchem Corporation 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

New York, New York

June 24, 2025